Exhibit 99.1

News Release – November 4, 2021

CubeSmart Reports Third Quarter 2021 Results

MALVERN, PA -- (Globe Newswire) – November 4, 2021 -- CubeSmart (NYSE: CUBE) today announced its operating results for the three and nine months ended September 30, 2021.

“Once again, we saw strong performance across our portfolio as our sophisticated systems and talented teammates continue to maximize the opportunities provided by favorable market conditions,” commented President and Chief Executive Officer Christopher P. Marr. “The current fundamental backdrop positions us to end the year strong and head into next year on a positive note.”

Key Highlights for the Third Quarter

●	Reported earnings per share (“EPS”) attributable to the Company’s common shareholders of $0.43.
●	Reported funds from operations (“FFO”) per share, as adjusted, of $0.56.
●	Increased same-store (507 stores) net operating income (“NOI”) 21.1% year over year, driven by 15.6% revenue growth and a 3.9% increase in property operating expenses.
●	Same-store occupancy during the quarter averaged 95.6% and ended the quarter at 94.8%.
●	Closed on two property acquisitions totaling $33.0 million.
●	Closed on four property dispositions totaling $38.6 million.
●	Added 33 stores to our third-party management platform during the quarter, bringing our total third-party managed store count to 706.
●	Subsequent to September 30, 2021, increased the quarterly dividend 26.5% to an annualized rate of $1.72 per common share from the previous annualized rate of $1.36 per common share.

Financial Results

Net income attributable to the Company’s common shareholders was $87.7 million for the third quarter of 2021, compared with $46.9 million for the third quarter of 2020. A significant driver of the year over year increase was the $28.8 million of gains from the sale of four properties during the third quarter of 2021. EPS attributable to the Company’s common shareholders was $0.43 for the third quarter of 2021, compared with $0.24 for the same period last year.

FFO, as adjusted, was $118.4 million for the third quarter of 2021, compared with $86.3 million for the third quarter of 2020. FFO per share, as adjusted, increased 27.3% to $0.56 for the third quarter of 2021, compared with $0.44 for the same period last year.

Investment Activity

Acquisition Activity

During the quarter ended September 30, 2021, the Company acquired two wholly-owned stores in New Jersey (1) and Pennsylvania (1) for $33.0 million. In total for the year through the date of this press release, the Company has acquired four stores for $67.1 million. Additionally, the Company has five properties in Florida (1), Georgia (1), Illinois (1), Nevada (1) and Pennsylvania (1) under contract for $85.8 million. These properties are expected to close during the fourth quarter of 2021.

Third Quarter 2021	Page 1

Disposition Activity

During the three and nine months ended September 30, 2021, the Company sold four properties located in Colorado (1), Nevada (1) and North Carolina (2) for $38.6 million. Additionally, the Company has a property located in Texas under contract to sell for $5.2 million. The sale of this property is expected to close during the fourth quarter of 2021.

Development Activity

The Company has agreements with developers for the construction of Class A self-storage properties in high-barrier-to-entry locations. During the nine months ended September 30, 2021, the Company opened for operation three development properties for a total cost of $75.1 million.

As of September 30, 2021, the Company had three joint venture development properties under construction. The Company anticipates investing a total of $73.7 million related to these projects and had invested $39.6 million of that total as of September 30, 2021. These stores are located in Massachusetts, New York and Virginia. These properties are expected to open at various times between the fourth quarter of 2021 and the second quarter of 2022.

Unconsolidated Real Estate Venture Activity

During the third quarter of 2021, the Company’s joint venture, HVP IV, acquired a property located in Illinois for $15.9 million. In total for the year through the date of this press release, HVP IV has acquired seven properties for $108.6 million.

During the third quarter of 2021, the Company’s joint venture, HVP V, acquired two properties located in New Jersey for $73.7 million. In total for the year through the date of this press release, HVP V has acquired four properties for $110.7 million. Additionally, HVP V has two properties located in New Jersey (1) and New York (1) under contract for $66.3 million. These acquisitions are expected to close during the fourth quarter of 2021.

Subsequent to September 30, 2021, the Company’s joint venture, HHF, sold seven properties located in Texas for $85.0 million.

Third-Party Management

As of September 30, 2021, the Company’s third-party management program included 706 stores totaling 47.8 million square feet. During the three and nine months ended September 30, 2021, the Company added 33 stores and 107 stores, respectively, to its third-party management platform.

Same-Store Results

The Company’s same-store portfolio at September 30, 2021 included 507 stores containing approximately 35.5 million rentable square feet, or approximately 91.1% of the aggregate rentable square feet of the Company’s 545 consolidated stores. These same-store properties represented approximately 89.6% of property NOI for the three months ended September 30, 2021.

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Same-store physical occupancy as of September 30, 2021 and 2020 was 94.8% and 94.1%, respectively. Same-store revenues for the third quarter of 2021 increased 15.6% and same-store operating expenses increased 3.9% from the same quarter in 2020. Same-store NOI increased 21.1% from the third quarter of 2020 to the third quarter of 2021.

Operating Results

As of September 30, 2021, the Company’s total consolidated portfolio included 545 stores containing 39.0 million rentable square feet and had physical occupancy of 93.4%.

Revenues increased $40.1 million and property operating expenses increased $7.0 million in the third quarter of 2021, as compared to the same period in 2020. Increases in revenues were primarily attributable to increased occupancy and rental rates on our same-store portfolio as well as revenues generated from property acquisitions and recently opened development properties. Increases in property operating expenses were primarily attributable to a $3.4 million increase from the stores acquired or opened in 2020 and 2021 included in our non-same store portfolio as well as increased expenses from same-store properties primarily related to property taxes and advertising.

Interest expense increased from $19.0 million during the three months ended September 30, 2020 to $19.1 million during the three months ended September 30, 2021, an increase of $0.1 million. The increase was attributable to a higher amount of outstanding debt during the 2021 period partially offset by lower interest rates. To fund a portion of the Company’s growth, the average outstanding debt balance increased $256.8 million to $2.26 billion during the three months ended September 30, 2021 as compared to $2.00 billion during the three months ended September 30, 2020. The weighted average effective interest rate on our outstanding debt for the three months ended September 30, 2021 and 2020 was 3.40% and 3.89%, respectively.

Financing Activity

During the three months ended September 30, 2021, the Company sold 1.1 million common shares of beneficial interest through its at-the-market equity program at an average sales price of $53.19 per share, resulting in net proceeds of $57.9 million, after deducting offering costs. As of September 30, 2021, the Company had 5.9 million shares available for issuance under the existing equity distribution agreements.

Quarterly Dividend

On July 27, 2021, the Company declared a dividend of $0.34 per common share. The dividend was paid on October 15, 2021 to common shareholders of record on October 1, 2021.

On November 2, 2021, the Company declared a quarterly dividend of $0.43 per common share, a 26.5% increase compared to the Company’s previously declared dividend of $0.34 per common share. The dividend will be paid on January 18, 2022 to common shareholders of record on January 3, 2022.

2021 Financial Outlook

“Continued strong performance trends through the end of the summer rental season and into the fall have again improved our outlook, leading to further increases to our guidance ranges,” commented Chief Financial Officer Tim Martin. “We remain focused on finding opportunities to grow the portfolio in a manner that maintains the quality of the portfolio while producing attractive risk-adjusted returns.”

Third Quarter 2021	Page 3

The Company estimates that its fully diluted earnings per share for the year will be between $1.30 and $1.31 (previously $0.93 to $0.97), and that its fully diluted FFO per share, as adjusted, for 2021 will be between $2.09 and $2.10 (previously $1.99 to $2.03). Changes to the underlying assumptions for 2021 guidance are detailed in the table below. Due to uncertainty related to the timing and terms of transactions, the impact of any potential future speculative investment activity is excluded from guidance. For 2021, the same-store pool consists of 507 properties totaling 35.5 million square feet.

	Current Ranges for
2021 Full Year Guidance Range Summary	Annual Assumptions			Prior Guidance(1)
Same-store revenue growth	12.50%	to	13.50%	10.25%	to	11.25%
Same-store expense growth	4.00%	to	4.75%	4.00%	to	5.00%
Same-store NOI growth	16.50%	to	17.50%	13.00%	to	14.00%

Acquisition of consolidated operating properties	$150.0M	to	$250.0M	$150.0M	to	$250.0M
Acquisition of properties at C/O	$0.0M		$0.0M	$0.0M		$0.0M
New development openings	$96.1M	to	$96.1M	$96.1M	to	$96.1M
Dispositions	$43.8M	to	$43.8M	$0.0M	to	$50.0M
Dilution from properties in lease-up	$(0.05)	to	$(0.06)	$(0.05)	to	$(0.06)

Property management fee income	$30.5M	to	$31.5M	$29.5M	to	$31.5M
General and administrative expenses	$45.5M	to	$46.0M	$45.0M	to	$46.0M
Interest and loan amortization expense	$80.5M	to	$82.0M	$80.0M	to	$82.0M
Full year weighted average shares and units	210.2M		210.2M	209.9M		209.9M

Earnings per diluted share allocated to common shareholders	$1.30	to	$1.31	$0.93	to	$0.97
Plus: real estate depreciation and amortization	$1.06		$1.06	$1.06		$1.06
Less: gains from sales of real estate	$(0.27)		$(0.27)	$-		$-
FFO per diluted share, as adjusted	$2.09	to	$2.10	$1.99	to	$2.03

(1)	Prior guidance as included in our second quarter earnings release dated July 29, 2021.

4th Quarter 2021 Guidance	Range or Value
Earnings per diluted share allocated to common shareholders	$0.42	to	$0.43
Plus: real estate depreciation and amortization	0.27	to	0.27
Less: gains from sales of real estate	(0.13)		(0.13)
FFO per diluted share, as adjusted	$0.56	to	$0.57

Conference Call

Management will host a conference call at 11:00 a.m. ET on Friday, November 5, 2021 to discuss financial results for the three and nine months ended September 30, 2021.

A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.cubesmart.com. Telephone participants may avoid any delays in joining the conference call by pre-registering for the call using the following link to receive a special dial-in number and PIN: https://www.incommglobalevents.com/registration/q4inc/9045/cubesmart-third-quarter-2021-earnings-call/.

Third Quarter 2021	Page 4

Telephone participants who are unable to pre-register for the conference call may join on the day of the call using 1-844-200-6205 for domestic callers, +1-929-526-1599 for international callers, and 1-833-950-0062 for callers in Canada using access code 972697.

After the live webcast, the call will remain available on CubeSmart’s website for 15 days. In addition, a telephonic replay of the call will be available through November 19, 2021. The replay numbers are 1-866-813-9403 for domestic callers, +44-204-525-0658 for international callers, and 1-226-828-7578 for callers in Canada. For callers accessing a telephonic replay, the conference number is 631375.

Supplemental operating and financial data as of September 30, 2021 is available on the Company’s corporate website under Investor Relations - Financial Information - Financial Reports.

About CubeSmart

CubeSmart is a self-administered and self-managed real estate investment trust. The Company's self-storage properties are designed to offer affordable, easily accessible and, in most locations, climate-controlled storage space for residential and commercial customers. According to the 2021 Self-Storage Almanac, CubeSmart is one of the top three owners and operators of self-storage properties in the United States.

Non-GAAP Financial Measures

Funds from operations (“FFO”) is a widely used performance measure for real estate companies and is provided here as a supplemental measure of operating performance. The April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts (the “White Paper”), as amended, defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate and related impairment charges, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

Management uses FFO as a key performance indicator in evaluating the operations of the Company's stores. Given the nature of its business as a real estate owner and operator, the Company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States. The Company believes that FFO is useful to management and investors as a starting point in measuring its operational performance because FFO excludes various items included in net income that do not relate to or are not indicative of its operating performance such as gains (or losses) from sales of real estate, gains from remeasurement of investments in real estate ventures, impairments of depreciable assets, and depreciation, which can make periodic and peer analyses of operating performance more difficult. The Company’s computation of FFO may not be comparable to FFO reported by other REITs or real estate companies.

FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company’s performance. FFO does not represent cash generated from operating activities determined in accordance with GAAP and is not a measure of liquidity or an indicator of the Company’s ability to make cash distributions. The Company believes that to further understand its performance, FFO should be compared with its reported net income and considered in addition to cash flows computed in accordance with GAAP, as presented in its Consolidated Financial Statements.

FFO, as adjusted represents FFO as defined above, excluding the effects of acquisition related costs, gains or losses from early extinguishment of debt, and other non-recurring items, which the Company believes are not indicative of the Company’s operating results.

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The Company defines net operating income, which it refers to as “NOI,” as total continuing revenues less continuing property operating expenses. NOI also can be calculated by adding back to net income (loss): interest expense on loans, loan procurement amortization expense, loss on early extinguishment of debt, acquisition related costs, equity in losses of real estate ventures, other expense, depreciation and amortization expense, general and administrative expense, and deducting from net income (loss): equity in earnings of real estate ventures, gains from sales of real estate, net, other income, gains from remeasurement of investments in real estate ventures and interest income. NOI is not a measure of performance calculated in accordance with GAAP.

Management uses NOI as a measure of operating performance at each of its stores, and for all of its stores in the aggregate. NOI should not be considered as a substitute for net income, cash flows provided by operating, investing and financing activities, or other income statement or cash flow statement data prepared in accordance with GAAP. The Company believes NOI is useful to investors in evaluating operating performance because it is one of the primary measures used by management and store managers to evaluate the economic productivity of the Company’s stores, including the ability to lease stores, increase pricing and occupancy, and control property operating expenses. Additionally, NOI helps the Company’s investors meaningfully compare the results of its operating performance from period to period by removing the impact of its capital structure (primarily interest expense on outstanding indebtedness) and depreciation of the basis in its assets from operating results.

Forward-Looking Statements

This presentation, together with other statements and information publicly disseminated by CubeSmart (“we,” “us,” “our” or the “Company”), contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” Forward-looking statements include statements concerning the Company’s plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “expects,” “estimates,” “may,” “will,” “should,” “anticipates,” or “intends” or the negative of such terms or other comparable terminology, or by discussions of strategy. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Although we believe the expectations reflected in these forward-looking statements are based on reasonable assumptions, future events and actual results, performance, transactions or achievements, financial and otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements. As a result, you should not rely on or construe any forward-looking statements in this presentation, or which management or persons acting on their behalf may make orally or in writing from time to time, as predictions of future events or as guarantees of future performance. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this presentation or as of the dates otherwise indicated in such forward-looking statements. All of our forward-looking statements, including those in this presentation, are qualified in their entirety by this statement.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this presentation. Any forward-looking statements should be considered in light of the risks and uncertainties referred to in Item 1A. “Risk Factors” in our Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission (“SEC”).

Third Quarter 2021	Page 6

These risks include, but are not limited to, the following:

●	adverse changes in the national and local economic, business, real estate and other market conditions;

●	the effect of competition from existing and new self-storage properties and operators on our ability to maintain or raise occupancy and rental rates;

●	the failure to execute our business plan;
●	adverse impacts from the COVID-19 pandemic, other pandemics, quarantines and stay at home orders, including the impact on our ability to operate our self-storage properties, the demand for self-storage, rental rates and fees and rent collection levels;

●	reduced availability and increased costs of external sources of capital;

●	financing risks, including the risk of over-leverage and the corresponding risk of default on our mortgage and other debt and potential inability to refinance existing or future indebtedness;

●	increases in interest rates and operating costs;

●	counterparty non-performance related to the use of derivative financial instruments;

●	risks related to our ability to maintain our qualification as a real estate investment trust (“REIT”) for federal income tax purposes;

●	the failure of acquisitions and developments to close on expected terms, or at all, or to perform as expected;

●	increases in taxes, fees and assessments from state and local jurisdictions;

●	the failure of our joint venture partners to fulfill their obligations to us or their pursuit of actions that are inconsistent with our objectives;

●	reductions in asset valuations and related impairment charges;

●	cyber security breaches, cyber or ransomware attacks or a failure of our networks, systems or technology, which could adversely impact our business, customer and employee relationships;

●	changes in real estate, zoning, use and occupancy laws or regulations;

●	risks related to or a consequence of natural disasters or acts of violence, pandemics, active shooters, terrorism, insurrection or war that affect the markets in which we operate;

●	potential environmental and other liabilities;

●	governmental, administrative and executive orders and laws, which could adversely impact our business operations, customer and employee relationships;

Third Quarter 2021	Page 7

●	uninsured or uninsurable losses and the ability to obtain insurance coverage or recovery from insurance against risks and losses;

●	our ability to attract and retain talent in the current labor market;

●	other factors affecting the real estate industry generally or the self-storage industry in particular; and

●	other risks identified in Item 1A of our Annual Report on Form 10-K and, from time to time, in other reports that we file with the SEC or in other documents that we publicly disseminate.

Given these uncertainties, we caution readers not to place undue reliance on forward-looking statements. We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise except as may be required in securities laws.

Contact:

CubeSmart

Josh Schutzer

Vice President, Finance

(610) 535-5700

Third Quarter 2021	Page 8

CUBESMART AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	September 30,	December 31,
	2021	2020
	(unaudited)

ASSETS
Storage properties	$5,573,816	$5,489,754
Less: Accumulated depreciation	(1,047,322)	(983,940)
Storage properties, net (including VIE assets of $160,317 and $119,345, respectively)	4,526,494	4,505,814
Cash and cash equivalents	20,332	3,592
Restricted cash	39,738	2,637
Loan procurement costs, net of amortization	2,587	3,275
Investment in real estate ventures, at equity	111,354	92,071
Assets held for sale	1,180	—
Other assets, net	134,369	170,753
Total assets	$4,836,054	$4,778,142

LIABILITIES AND EQUITY
Unsecured senior notes, net	$2,032,253	$2,030,372
Revolving credit facility	—	117,800
Mortgage loans and notes payable, net	168,855	216,504
Lease liabilities - finance leases	65,807	65,599
Accounts payable, accrued expenses and other liabilities	177,328	159,140
Distributions payable	71,696	68,301
Deferred revenue	33,871	29,087
Security deposits	1,105	1,077
Liabilities held for sale	81	—
Total liabilities	2,550,996	2,687,880

Noncontrolling interests in the Operating Partnership	339,557	249,414

Commitments and contingencies

Equity
Common shares $.01 par value, 400,000,000 shares authorized, 203,284,756 and 197,405,989 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	2,033	1,974
Additional paid-in capital	3,037,520	2,805,673
Accumulated other comprehensive loss	(575)	(632)
Accumulated deficit	(1,113,025)	(974,799)
Total CubeSmart shareholders’ equity	1,925,953	1,832,216
Noncontrolling interests in subsidiaries	19,548	8,632
Total equity	1,945,501	1,840,848
Total liabilities and equity	$4,836,054	$4,778,142

Third Quarter 2021	Page 9

CUBESMART AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

REVENUES
Rental income	$182,409	$146,507	$515,244	$427,976
Other property related income	21,892	18,916	62,414	52,340
Property management fee income	8,263	7,088	22,994	20,074
Total revenues	212,564	172,511	600,652	500,390
OPERATING EXPENSES
Property operating expenses	64,065	57,101	189,044	168,186
Depreciation and amortization	55,871	38,084	163,820	118,815
General and administrative	12,095	10,193	34,571	30,101
Total operating expenses	132,031	105,378	387,435	317,102
OTHER (EXPENSE) INCOME
Interest:
Interest expense on loans	(19,122)	(18,984)	(57,468)	(56,367)
Loan procurement amortization expense	(1,012)	(753)	(3,059)	(2,260)
Equity in earnings (losses) of real estate ventures	816	(37)	1,152	(216)
Gains from sales of real estate, net	28,815	—	28,815	—
Other	539	45	1,593	208
Total other income (expense)	10,036	(19,729)	(28,967)	(58,635)
NET INCOME	90,569	47,404	184,250	124,653
NET (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS
Noncontrolling interests in the Operating Partnership	(3,149)	(474)	(6,466)	(1,246)
Noncontrolling interest in subsidiaries	230	(39)	350	(115)
NET INCOME ATTRIBUTABLE TO THE COMPANY’S COMMON SHAREHOLDERS	$87,650	$46,891	$178,134	$123,292

Basic earnings per share attributable to common shareholders	$0.43	$0.24	$0.89	$0.64
Diluted earnings per share attributable to common shareholders	$0.43	$0.24	$0.88	$0.63

Weighted average basic shares outstanding	202,194	193,745	200,934	193,652
Weighted average diluted shares outstanding	203,797	194,539	202,291	194,386

Third Quarter 2021	Page 10

Same-Store Facility Results (507 stores)

(in thousands, except percentage and per square foot data)

(unaudited)

	Three Months Ended			Six Months Ended
	September 30,		Percent	September 30,		Percent
	2021	2020	Change	2021	2020	Change

REVENUES
Rental income	$163,321	$140,558	16.2%	$463,515	$412,737	12.3%
Other property related income (1)	7,048	6,862	2.7%	19,873	18,467	7.6%
Total revenues	170,369	147,420	15.6%	483,388	431,204	12.1%

OPERATING EXPENSES
Property taxes (2)	18,402	17,409	5.7%	55,678	53,310	4.4%
Personnel expense	11,215	11,780	(4.8)%	34,656	36,172	(4.2)%
Advertising	5,240	4,190	25.1%	13,004	10,678	21.8%
Repair and maintenance	1,903	1,737	9.6%	5,384	4,808	12.0%
Utilities	4,474	4,749	(5.8)%	12,949	13,299	(2.6)%
Property insurance	1,573	1,462	7.6%	4,584	3,834	19.6%
Other expenses	6,365	6,009	5.9%	19,660	18,020	9.1%

Total operating expenses	49,172	47,336	3.9%	145,915	140,121	4.1%

Net operating income (3)	$121,197	$100,084	21.1%	$337,473	$291,083	15.9%

Gross margin	71.1%	67.9%		69.8%	67.5%

Period end occupancy	94.8%	94.1%		94.8%	94.1%

Period average occupancy	95.6%	94.1%		95.0%	92.6%

Total rentable square feet	35,485			35,485

Realized annual rent per occupied square foot (4)	$19.26	$16.83	14.4%	$18.33	$16.75	9.4%

Reconciliation of Same-Store Net Operating Income to Operating Income

Same-store net operating income (3)	$121,197	$100,084		$337,473	$291,083
Non same-store net operating income (3)	14,143	3,981		37,582	9,610
Indirect property overhead (1) (5)	13,159	11,345		36,553	31,511
Depreciation and amortization	(55,871)	(38,084)		(163,820)	(118,815)
General and administrative expense	(12,095)	(10,193)		(34,571)	(30,101)
Interest expense on loans	(19,122)	(18,984)		(57,468)	(56,367)
Loan procurement amortization expense	(1,012)	(753)		(3,059)	(2,260)
Equity in earnings (losses) of real estate ventures	816	(37)		1,152	(216)
Gains from sales of real estate, net	28,815	-		28,815	-
Other	539	45		1,593	208

Net income	$90,569	$47,404		$184,250	$124,653

(1)	Protection plan revenue, which prior to 2021 had been included in our same-store and non same-store portfolio results, is now recorded in indirect property overhead. Prior periods have been adjusted for comparability.
(2)	For comparability purposes, current year amounts related to the expiration of certain real estate tax abatements have been excluded from the same-store portfolio results ($88k and $208k for the three and nine months ended September 30, 2021, respectively).
(3)	Net operating income (“NOI”) is a non-GAAP (generally accepted accounting principles) financial measure. The above table reconciles same-store NOI to GAAP Net income.
(4)	Realized annual rent per occupied square foot is computed by dividing rental income by the weighted average occupied square feet for the period.
(5)	Includes property management income earned in conjunction with managed properties.

Third Quarter 2021	Page 11

Non-GAAP Measure – Computation of Funds From Operations

(in thousands, except percentage and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

Net income attributable to the Company's common shareholders	$87,650	$46,891	$178,134	$123,292

Add (deduct):
Real estate depreciation and amortization:
Real property	54,120	37,033	159,719	116,062
Company's share of unconsolidated real estate ventures	2,274	1,893	6,161	5,555
Gains from sales of real estate, net	(28,815)	—	(28,815)	—
Noncontrolling interests in the Operating Partnership	3,149	474	6,466	1,246

FFO attributable to common shareholders and OP unitholders	$118,378	$86,291	$321,665	$246,155

Add:
Loss on early repayment of debt (1)	—	—	556	—

FFO, as adjusted, attributable to common shareholders and OP unitholders	$118,378	$86,291	$322,221	$246,155

Earnings per share attributable to common shareholders - basic	$0.43	$0.24	$0.89	$0.64
Earnings per share attributable to common shareholders - diluted	$0.43	$0.24	$0.88	$0.63
FFO per share and unit - fully diluted	$0.56	$0.44	$1.53	$1.25
FFO, as adjusted per share and unit - fully diluted	$0.56	$0.44	$1.54	$1.25

Weighted average basic shares outstanding	202,194	193,745	200,934	193,652
Weighted average diluted shares outstanding	203,797	194,539	202,291	194,386
Weighted average diluted shares and units outstanding	211,077	196,418	209,621	196,347

Dividend per common share and unit	$0.34	$0.33	$1.02	$0.99
Payout ratio of FFO, as adjusted	60.7%	75.0%	66.2%	79.2%

(1)	For the nine months ended September 30, 2021, loss on early repayment of debt relates to costs that are included in the Company's share of equity in earnings (losses) of real estate ventures.

Third Quarter 2021	Page 12